EXHIBIT 4.2
RIGHT MEDIA INC.
2007 RESTRICTED STOCK UNIT PLAN
1. Purposes of the Plan. The purposes of this 2007 Restricted Stock Unit Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees of the Company and its Subsidiaries and to promote the success of the Company’s business. To accomplish the foregoing, the Plan provides that the Company may grant Restricted Stock Units (as hereinafter defined).
2. Definitions. As used herein, the following definitions shall apply:
“Administrator” means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.
“Applicable Laws” means any legal requirements of all state and federal laws, including without limitation securities laws and the Code, in any event, relating to the administration of stock incentive plans such as the Plan.
“Award” means an award of Restricted Stock Units (as defined below).
“Board” means the Board of Directors of the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” means the Committee appointed by the Board of Directors in accordance with Section 4(a) of the Plan.
“Common Stock” means the common stock of the Company.
“Company” means Right Media Inc., a Delaware corporation.
“Consultant” means any person, but not including a Non-Employee Director, who is engaged by the Company, Parent or Subsidiary to render services and is compensated for such services.
“Continuous Status as an Employee or Consultant” means the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Administrator, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, Parent and Subsidiaries or their respective successors. For purposes of this Plan, a change in status from an Employee to a Consultant or from a Consultant to an Employee will not constitute an interruption of Continuous Status as an Employee or Consultant. If an

entity ceases to be a Subsidiary, an interruption of Continuous Status as an Employee or Consultant shall not be deemed to have occurred with respect to each Employee or Consultant in respect of such Subsidiary who immediately becomes an Employee or Consultant of the Company, Parent or another Subsidiary that does not cease to be a Subsidiary after giving effect to the transaction or other event giving rise to the change in status.
“Director” means a member of the Board.
“Employee” means any person, including Named Executives, Officers and Directors, employed by the Company, Parent or Subsidiary, with the status of employment determined based upon such minimum number of hours or periods worked as shall be determined by the Administrator in its discretion, subject to any requirements of the Code. The payment of a director’s fee by the Company to a Director shall not be sufficient to constitute “employment” of the Director by the Company.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Market Value” means, as of any date, the fair market value of Common Stock determined as follows:
(i)	If the Common Stock is listed on any established stock exchange or a national market system including without limitation the Nasdaq Global Market and Nasdaq Global Select Market, its Fair Market Value shall be the closing sales price for such stock as quoted on such exchange or such system on the date of determination (if for a given day no sales were reported, the closing bid on that day shall be used), as such price is reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)	If the Common Stock is listed on The Nasdaq Stock Market (but not on the Nasdaq Global Market or Nasdaq Global Select Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator in compliance with any applicable legal, tax (including, without limitation, Section 409A of the Code) and accounting requirements.
“Non-Employee Director” means a Director who is not an Employee.
“Officer” means an officer of the Company, Parent or Subsidiary.

“Parent” means a “parent corporation” of the Company, whether now or hereafter existing, as defined in Section 424(e) of the Code, or any successor provision.
“Plan” means this 2007 Restricted Stock Unit Plan, as amended from time to time.
“Reporting Person” means an Officer, Director, or greater than ten percent stockholder of the Company, Parent or Subsidiary within the meaning of Rule 16a-2 under the Exchange Act, who is required to file reports pursuant to Rule 16a-3 under the Exchange Act.
“Restricted Stock Unit” means the right to receive in cash or Shares the Fair Market Value of a Share granted pursuant to Section 8 of the Plan.
“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, as the same may be amended from time to time, or any successor provision.
“Share” means a share of the Common Stock, as adjusted in accordance with Section 10 of the Plan.
“Stock Exchange” means any stock exchange or consolidated stock price reporting system on which prices for the Common Stock are quoted at any given time.
“Subsidiary” means a “subsidiary corporation” of the Company (“Subsidiaries” meaning more than one “subsidiary corporation”) whether now or hereafter existing, as defined in Section 424(f) of the Code, or any successor provision.
3. Stock Subject to the Plan. The Shares may be authorized, but unissued, or reacquired Common Stock. The maximum aggregate number of Shares that may be issued under the Plan is 6,666,666 Shares. The foregoing numerical limit is subject to adjustment as contemplated by Section 10.
4. Administration of the Plan.
(a)	The Administrator. The Plan shall be administered by and all Awards under the Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of the Plan. Any such committee shall be comprised solely of one or more Directors or such number of Directors as may be required under Applicable Law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of Directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other Applicable Law, to one or more Officers of the Company or Parent, its powers under the Plan (a) to designate the Employees other than an Officer who is a Reporting Person who will receive grants of Awards under the Plan, and (b) to determine the number of Shares subject to, and the other terms and conditions of, such Awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under the Plan. Unless otherwise provided in the Bylaws of the Company or the applicable charter of any

Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, the Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any other committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving Awards, intended to be exempt under Rule 16b-3 promulgated under the Exchange Act, must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable Stock Exchange, the Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable Stock Exchange rules).

(b)	Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, including the approval, if required, of any Stock Exchange, the Administrator shall have the authority, in its discretion:
(i)	to determine the Fair Market Value of the Common Stock, in accordance with the definition of such term set forth above;

(ii)	to select the Consultants and Employees to whom Awards may from time to time be granted hereunder;

(iii)	to determine whether and to what extent Awards are granted hereunder;

(iv)	to determine the number of Shares of Common Stock, if any, to be covered by each Award granted hereunder;

(v)	to approve forms of agreements, not inconsistent with the terms of the Plan, for use under the Plan;

(vi)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder, including, but not limited to, the Share price and any restriction or limitation, the vesting of any Award or the acceleration of vesting or waiver of a forfeiture restriction, based in each case on such factors as the Administrator shall determine, in its sole discretion;

(vii)	to determine whether and under what circumstances an Award may be settled in cash or other consideration instead of Common Stock;

(viii)	to adjust the number of Shares subject to any Award or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 3 and 13;

(ix)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; and

(x)	in order to fulfill the purposes of the Plan and without amending the Plan, to modify Awards to participants who are foreign nationals or employed outside of the United States in order to recognize differences in applicable local law, tax policies or customs.
(c)	Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Award.
5. Eligibility.
(a)	Recipients of Grants. Awards may be granted to eligible Employees and Consultants. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards.
(b)	No Employment Rights. The Plan shall not confer upon any Award recipient any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with such recipient’s right or the Company’s right to terminate his or her employment or consulting relationship at any time, with or without cause.
6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company as described in Section 17 of the Plan. It shall continue in effect until July 2, 2017, unless sooner terminated under Section 13 of the Plan.
7. Term of Awards. The term of each Award shall be the term stated in the written agreement evidencing such Award.
8. Restricted Stock Units.
(a)	General. Restricted Stock Units may be issued either alone, in addition to, or in tandem with cash awards made outside of the Plan. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it shall advise the recipient in writing of the terms, conditions and restrictions related to the offer (which may include restrictions based on performance criteria, passage of time or other factors or a combination thereof), and the number of Restricted Stock Units that such person shall be entitled to receive. The offer shall be accepted by execution of a Restricted Stock Units Award agreement in the form determined by the Administrator.
(b)	Rights as a Stockholder. A recipient who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until the same are transferred to the recipient pursuant to the terms of the Restricted Stock Unit.
(c)	Other Provisions. The Restricted Stock Units Award agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock Units Award agreements need not be the same with respect to each Award or each recipient who is awarded Restricted Stock Units.
9. Tax Withholding. Upon any vesting or payment of an Award, the Company, Parent or Subsidiary shall have the right at its option to:
(a)	require the Award recipient (or the recipient’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the minimum amount of any taxes which the Company, Parent or Subsidiary may be required to withhold with respect to such Award event or payment; or
(b)	deduct from any amount otherwise payable in cash to the Award recipient (or the recipient’s personal representative or beneficiary, as the case may be) the minimum amount of any Award recipient’s taxes which the Company, Parent or Subsidiary may be required to withhold with respect to such cash payment.

In any case where a tax is required to be withheld in connection with the delivery of Shares under the Plan, the Administrator may in its sole discretion (subject to Applicable Laws) grant (either at the time of the Award or thereafter) to the Award recipient the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, to (i) have the Company reduce the number of Shares to be delivered by (or otherwise reacquire from the recipient) the appropriate number of Shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on vesting or payment, or (ii) surrender to the Company Shares which (A) in the case of Shares initially acquired from the Company, have been owned by the Award recipient for such period of time (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a Fair Market Value equal to the minimum amount required to be withheld. For these purposes, the Fair Market Value of the Shares to be withheld or repurchased, as applicable, shall be determined on the date that the amount of tax to be withheld is to be determined pursuant to the Code (the “Tax Date”).

Any surrender by a Reporting Person of previously owned Shares to satisfy tax withholding obligations incurred in connection with an Award granted under the Plan must comply with the applicable provisions of Rule 16b-3.

All elections by an Award recipient to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions: (i) the election must be made on or prior to the applicable Tax Date; (ii) once made, the election shall be irrevocable as to the particular Shares for which the election is made; and (iii) all elections shall be subject to the consent or disapproval of the Administrator.
10. Adjustments Upon Changes in Capitalization, Corporate Transactions.
(a)	Changes in Capitalization. Subject to any required action by the stockholders of the Company, (i) the number and type of shares of Common Stock (or other securities) covered by each outstanding Award, (ii) the number and type of shares of Common Stock (or other securities) that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or that have been returned to the Plan upon cancellation or expiration of an Award or otherwise and/or (iii) the maximum number of shares of Common Stock for which Awards may be granted to any Employee under the Plan, shall be equitably and proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock (or other securities) subject to an Award.

It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies applicable legal, tax (including, without limitation, Section 409A of the Code) and accounting (so as not to trigger any charge to earnings with respect to such adjustment) requirements. Without limiting the generality of the preceding sentence or of Section 4(c), any good faith determination by the Administrator as to whether an adjustment is required pursuant to this Section 10(a), and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.
(b)	Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. Additionally, the Administrator may, in the exercise of its sole discretion in such instances, declare that any Award shall terminate as of a date fixed by the Administrator. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each Award shall be assumed or an equivalent Award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation.
11. Non -transferability of Awards. An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. Except as otherwise provided by the Administrator, an Award may only be purchased during the lifetime of the recipient of the Award.
12. Time of Granting of an Award. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator in compliance with applicable legal, tax (including, without limitation, Section 409A of the Code) and accounting requirements. Notice of the grant determination shall be given to each Employee or Consultant to whom an Award is so granted within a reasonable time after the date of such grant.
13. Amendment and Termination of the Plan.
(a)	Amendment and Termination. Subject to 13(c) below, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax, securities or regulatory law or requirement or any applicable Stock Exchange requirement with which the Board intends the Plan to comply or if such amendment constitutes a “material amendment.” For purposes of the Plan, a “material amendment” shall mean an amendment that (i) materially increases the benefits accruing to participants under the Plan, (ii) materially increases the number of securities that may be issued under the Plan, (iii) materially modifies the requirements for participation in the Plan, or (iv) is otherwise deemed a material amendment by the Administrator pursuant to any Applicable Law or applicable accounting or Stock Exchange rules.
(b)	Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of the Plan, the Administrator by agreement or resolution may waive conditions of or limitations on Awards that the Administrator in the prior exercise of its discretion has imposed, without the consent of the Award recipient, and (subject to the requirements of Section 13(c)) may make other changes to the terms and conditions of Awards.

(c)	Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of the Plan or change of or affecting any outstanding Award shall, without written consent of the Award recipient, affect in any manner substantially adverse to such recipient any rights or benefits of such recipient or obligations of the Company under any Award granted under the Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 10 shall not be deemed to constitute changes or amendments for purposes of this Section 13(c).
14. Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under the Plan or under Awards are subject to compliance with all applicable federal, state and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The person acquiring any securities under the Plan will, if requested by the Company, Parent or a Subsidiary, provide such assurances and representations to the Company, Parent or Subsidiary as the Administrator may deem necessary or desirable to assure compliance with all Applicable Law and accounting requirements.
15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder and which Company has made a commercially reasonable effort to obtain, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
16. Agreements. Awards shall be evidenced by written agreements in such form as the Administrator shall approve from time to time and which shall not be inconsistent with the terms of this Plan.
17. Stockholder Approval. Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law and the rules of any stock exchange upon which the Shares are listed.
18. Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a participant by the Company, nothing contained herein shall give any such participant any rights that are greater than those of a general creditor of the Company.

19. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.